Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS SECOND QUARTER 2017 RESULTS

DALTON, GEORGIA (August 3, 2017) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the quarter ended July 1, 2017. The Company’s second quarter sales were $107.2 million or 1.8% above the same quarter a year ago. For the six month period total net sales increased 5.2% to $204.7 million as compared to $194.6 million in the year earlier period. Income from continuing operations was $1,226,000, or $0.08 per fully diluted share, for the second quarter of 2017 as compared to income from continuing operations of $1,615,000, or $0.10 per fully diluted share, in the second quarter of 2016.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “For the quarter, our floorcovering sales were up year over year by 3.6% while the industry, we believe, was flat. For the year to date our floorcovering sales were up 7.4% versus prior year and versus a market that was flat year over year. Our commercial product sales for the quarter were flat while the market was down in the low single digits. Further, our commercial product sales were up 5.0% for the year to date relative to 2016 while the industry, we estimate, was down low single digits. Our residential products were up 5.4% for the quarter as compared to the second quarter of 2016 with the industry being up in the low single digit range. For the six month period ending in June our residential product sales were up 8.7% compared to the same time period in 2016 while the industry, we believe, was up only in the low single digits.

Our gross profit for the quarter was 26.5% of net sales as compared to 26.8% in the year earlier period. For the six months our gross profit was 26.2% versus 24.5% for the same period in 2016. Our results for the quarter and the year to date were favorably impacted by the higher level of sales. We had a price increase in the first quarter and a second price increase late in the second quarter, as did the industry. Offsetting these gains were higher raw material and medical costs. In addition, during this time period we had over one million dollars in startup expenses of our expanded Colormaster dyeing and Atmore yarn and tile coating operations. These expansions are now fully operational. The Colormaster expansion completes the centralization of all of our east coast internal and external dyeing needs into a single facility. The completion of our expanded yarn and tile pre-coat operations at our Atmore, Alabama commercial facility improves our response time while lowering the cost of our make to order production model.

The launch of our Masland and Dixie Home Stainmaster® PetProtect™ luxury vinyl flooring product lines is going well. We have commitments to place over a thousand displays in the marketplace between the two product lines. We anticipate all of these displays to be shipped to retailers by the end of the third quarter. Our Calibrè Line of luxury vinyl flooring products continues to grow as we see the results of continued placement in the specified commercial market.

In June Royalty Carpet Mills, a primarily west coast supplier of residential carpet, chose to cease operations. We took advantage of this opportunity to increase our presence by placing additional retail displays and product lines with select retailers across our three residential brands. In addition, with the recognition that the industry is tight with respect to yarn manufacturing due to higher face weights and tighter twist construction, we purchased the operating machinery of Royalty’s Porterville carpet yarn manufacturing operation. We are starting production in Porterville at the beginning of August and will shift most our west coast yarn demand to this facility. This also relieves pressure on our Roanoke yarn manufacturing facility where it simplifies the product mix and opens up capacity for growth.

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The Dixie Group Reports Second Quarter 2017 Results

August 3, 2017

Capital expenditures for the second quarter, including those funded by cash and financings, were $2.7 million and we anticipate a total of $13 million in capital expenditures for 2017 compared to depreciation and amortization of $13.5 million for 2017. We raised our estimated capital expenditures as we took advantage of expanding our west coast business due to the opportunity created by Royalty Carpet Mills choosing to cease operations. Accessible availability under our credit lines was $22 million at the end of the second quarter while debt stood at $123.7 million at the end of the second quarter, an increase of $3.1 million in the quarter. We anticipate debt will climb in the third quarter as we complete the initial stocking of our luxury vinyl flooring programs and bring in fiber to complete the transition of yarn production into Porterville. These temporary inventory increases should moderate in the fourth quarter as we reach normal sales and production levels from these two startup situations.

The third quarter has started off upbeat with our floorcovering sales up over 9% over the first 4 weeks as compared to this same time in 2016. Our total sales for this four week period are up over 8%, the difference due to our exiting the external yarn sales business in 2016. We are seeing sales increases in both the residential and commercial markets during this period. Our business seems to track consumer sentiment and the stock market, as well as housing trends. The strength in single family housing and home resales has improved the environment for the carpet retail replacement business. Also, the changes in our industry with the closing of Royalty's operations and the Beaulieu announced bankruptcy offer opportunity for us to gain space and commitment from the floorcovering retail community. As we move into the second half of 2017, we continue our emphasis on providing high quality, unique and beautiful products to our customers,” Frierson concluded.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com/investor/investor.html. The simulcast will begin at approximately 11:00 a.m. Eastern Time on August 3, 2017. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a telephonic conference will be available by dialing 877-355-1003 and entering 54318182 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing 855-859-2056 and entering 54318182 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas Carpet Mills, Masland Contract and Masland Hospitality.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise

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The Dixie Group Reports Second Quarter 2017 Results

August 3, 2017

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	July 1, 2017	June 25, 2016	July 1, 2017	June 25, 2016
NET SALES	$107,187	$105,316	$204,728	$194,550
Cost of sales	78,761	77,074	151,141	146,802
GROSS PROFIT	28,426	28,242	53,587	47,748
Selling and administrative expenses	25,261	24,320	49,742	47,986
Other operating (income) expense, net	(14)	118	39	385
Facility consolidation expenses, net	—	401	—	1,814
OPERATING INCOME (LOSS)	3,179	3,403	3,806	(2,437)
Interest expense	1,357	1,333	2,719	2,657
Other expense, net	26	4	29	12
Income (loss) from continuing operations before taxes	1,796	2,066	1,058	(5,106)
Income tax provision (benefit)	570	451	408	(1,964)
Income (loss) from continuing operations	1,226	1,615	650	(3,142)
Income (loss) from discontinued operations, net of tax	(123)	62	(152)	52
NET INCOME (LOSS)	$1,103	$1,677	$498	$(3,090)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.08	$0.10	$0.04	$(0.20)
Discontinued operations	(0.01)	0.00	(0.01)	0.00
Net income (loss)	$0.07	$0.10	$0.03	$(0.20)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.08	$0.10	$0.04	$(0.20)
Discontinued operations	(0.01)	0.00	(0.01)	0.00
Net income (loss)	$0.07	$0.10	$0.03	$(0.20)

Weighted-average shares outstanding:
Basic	15,707	15,645	15,690	15,623
Diluted	15,826	15,783	15,805	15,623

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The Dixie Group Reports Second Quarter 2017 Results

August 3, 2017

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	July 1, 2017	December 31, 2016
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$133	$140
Receivables, net	53,612	43,605
Inventories, net	111,991	97,237
Other	4,272	4,376
Total Current Assets	170,008	145,358

Property, Plant and Equipment, Net	93,128	92,807
Goodwill and Other Intangibles	6,003	6,156
Other Assets	25,255	24,666
TOTAL ASSETS	$294,394	$268,987

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$62,223	$53,509
Current portion of long-term debt	8,905	10,122
Total Current Liabilities	71,128	63,631

Long-Term Debt	114,828	98,256
Other Liabilities	20,221	19,978
Stockholders' Equity	88,217	87,122
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$294,394	$268,987

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